Exhibit 5.1

Reed Smith LLP 1221 McKinney Street Suite 2100 Houston, TX 77010 +1 713 469 3800 Fax +1 713 469 3899 reedsmith.com

October 21, 2025

RadNet, Inc.
1510 Cotner Avenue
Los Angeles, California 90025

Ladies and Gentlemen:

We have acted as counsel to RadNet, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Prospectus Supplement, dated October 21, 2025 (the “Prospectus Supplement”) to the Registration Statement on Form S-3 (File No. 333-269025), filed with the Securities and Exchange Commission (the “Commission”) on December 27, 2022 and declared effective on December 27, 2022 under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the registration for the offer and resale by the selling stockholders named in the Prospectus Supplement (the “Selling Stockholders”) of up to 59,444 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 56,472 shares of Common Stock (the “Initial Shares”) originally issued to the Selling Stockholders on October 1, 2025 pursuant to the terms of the Asset Purchase Agreement, dated as of October 1, 2025, among the Company, its wholly-owned subsidiary, Radnet Management, Inc., a Delaware corporation, Remote Diagnostic Imaging Partners, LLC, a Delaware limited liability company (“RDIP”), and the Selling Stockholders (the “Agreement”) in connection with the closing of the transaction contemplated thereby and (ii) up to 2,972 shares of Common Stock (the “Holdback Shares”) issued to the Selling Stockholders, and potentially releasable to the Selling Stockholders, that have been and will be withheld by the Company for 12 months following the Closing Date (as defined in the Agreement) to secure RDIP’s indemnification obligations pursuant to the Agreement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that the Initial Shares and the Holdback Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP